Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT is entered into as of May 19, 2002, by and between REMEC, Inc., a California corporation (“Buyer”), and [                                ] (“Stockholder”).

Recitals

A.            Buyer and Sand Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of a wholly owned subsidiary of Buyer with and into the Company (the “Merger”).  Capitalized terms not otherwise defined in this Voting Agreement shall have the meanings given to them in the Merger Agreement.

B.            In order to induce Buyer to enter into the Merger Agreement, Stockholder, solely in his, her or its capacity as a stockholder of the Company, is entering into this Voting Agreement.

Agreement

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

1.                                       Voting Of Shares.

1.1           Voting.  Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date (as defined in Section 6), at any meeting of stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall, unless otherwise directed in writing by Buyer, vote the Subject Securities (as defined in Section 6) or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted):

(a)           in favor of the approval of the Merger and adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger;

(b)           against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company under the Merger Agreement;

(c)           against any action or agreement that would cause any provision contained in Section 8 of the Merger Agreement to not be satisfied; and

(d)           against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

2.                                       Transfer Of Subject Securities.

2.1           Transfer of Subject Securities.  Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not (a) cause or permit any Transfer of any of the Subject Securities to be effected; (b) tender any of the Subject Securities to any Person or (c) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Buyer to vote the Subject Securities as provided in this Voting Agreement).

2.2           Transfer of Voting Rights.  Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

3.                                       Representations And Warranties Of Stockholder

Stockholder hereby represents and warrants to Buyer as follows:

3.1           Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement.  This Voting Agreement has been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.2           No Conflicts or Consents.

(a)           The execution and delivery of this Voting Agreement by Stockholder does not, and the performance of this Voting Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

(b)           The execution and delivery of this Voting Agreement by Stockholder does not, and the performance of this Voting Agreement by Stockholder will not, require any consent or approval of any Person.

3.3           Title to Securities.  As of the date of this Voting Agreement:  (a) Stockholder holds of record (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page of this Voting Agreement; (b) Stockholder holds (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, Warrants and Other Rights” on the signature page of this Voting Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page of this Voting Agreement; and (d) Stockholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page of this Voting Agreement.

4.                                       Representations and Warranties of Buyer

Buyer hereby represents and warrants to Stockholder as follows:

4.1           Authorization, etc.  Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement.  This Voting Agreement has been duly executed and delivered by Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.2           No Conflicts or Consents.

(a)           The execution and delivery of this Voting Agreement by Buyer does not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Buyer or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any contract to which Buyer is a party or by which Buyer or any of its affiliates or properties is or may be bound or affected.

(b)           The execution and delivery of this Voting Agreement by Buyer does not require any consent or approval of any Person.

5.                                       Miscellaneous

5.1           Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Voting Agreement shall survive until the Expiration Date.

5.2           Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

5.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or similar means or sent by facsimile with confirmation of receipt of transmission, to the parties as follows:

if to Buyer:

REMEC, Inc.

3790 Via de la Valle

Del Mar, CA 92014

Facsimile No.:  (858) 847-0265

Attention:  General Counsel

with a copy to (which copy shall not constitute notice):

Victor A. Hebert, Esq.

Randall B. Schai, Esq.

Heller Ehrman White & McAuliffe LLP

333 Bush Street

San Francisco, CA  94104

Facsimile No. (415) 772-6268

if to the Stockholder:

at the address set forth below Stockholder’s signature on the signature page of this Voting Agreement

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (d) if sent by facsimile, when confirmation of receipt upon receipt of transmission.

5.4           Waiver of Appraisal Rights.  Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights (including under Section 262 of the Delaware General Corporation Law) and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

5.5           No Solicitation.  Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not, nor will he, she or it authorize or permit any of his, her or its Representatives, to, directly or indirectly: (a) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (c) engage in discussions with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal, or (e) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Transaction.  Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

5.6           Severability.  In case any one or more of the provisions contained in this Voting Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party to this Voting Agreement, it shall be adjusted if possible to effect the intent of the parties.  In any event, the validity, legality and enforceability of the remaining provisions contained in this Voting Agreement shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

5.7           Entire Agreement.  This Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Voting Agreement. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to in this Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement.

5.8           Assignment; Binding Effect.  Neither this Voting Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties without the prior written consent of the other parties.  This Voting Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Voting Agreement is not intended to confer any rights or remedies upon any Person other than the parties.

5.9           Specific Performance.  The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached.  Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement, Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  Stockholder further agrees that neither Buyer nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 0, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10         Non-Exclusivity.  The rights and remedies of Buyer under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Buyer under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.  Nothing in this Voting Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of Buyer, under any agreement between Buyer and Stockholder; and nothing in any such agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Buyer, under this Voting Agreement.

5.11         Governing Law; Venue.

(a)           This Voting Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement may be brought or otherwise commenced in any state or federal court located in the State of California.  Stockholder and Buyer each:

(i)            expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California), in connection with any such legal proceeding;

(ii)           agree that service of any process, summons, notice or document by U.S. mail addressed to him, her or it at the address set forth in Section 0 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)          agree that each state and federal court located in the State of California, shall be deemed to be a convenient forum; and

(iv)          agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of California, any claim by either Stockholder or Buyer that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

Nothing contained in this Section 5.11 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

(c)           STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

5.12         Counterparts.  This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

5.13         Captions.  The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

5.14         Waiver.  No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Buyer shall not be deemed to have waived any claim available to Buyer arising out of this Voting Agreement, or any power, right, privilege or remedy of Buyer under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15         Construction.

(a)           For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c)           As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

5.16         Stockholder Capacity.  No person executing this Voting Agreement who is a director or officer of the Company makes any agreement or understanding in this Voting Agreement in his capacity as such director or officer.  Without limiting the generality of the foregoing, Stockholder executes this Voting Agreement solely in its capacity as Owner of Subject Securities and nothing in this Voting Agreement shall limit or affect any actions taken by Stockholder in its capacity as an officer or director of the

Company in exercising the Company’s rights under the Merger Agreement, provided, that no obligation of Stockholder to the Company as an officer or director of the Company shall affect, impair or impede Stockholder’s obligations under this Voting Agreement including the obligation to vote the Subject Securities in accordance with Section 1.1.

6.                                       Certain Definitions

For purposes of this Voting Agreement:

(a)           “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated, or (ii) the Effective Time.

(b)           Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder is the: (i) record owner of such security; or (ii) “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security; provided, however, that Stockholder shall not be deemed to Own a security solely because of Stockholder’s status as an executive officer, director, partner or member of a Person that owns such security.

(c)           “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

(d)           A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person’s beneficial ownership interest in or risk relating to any such security.

[Signature Page Follows]

IN WITNESS WHEREOF,  Buyer and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

REMEC, INC.

By:

Name:

Title:

STOCKHOLDER

Printed Name:

Address:

Facsimile:

Shares Held of Record	Options, Warrants and Other Rights	Additional Securities Beneficially Owned

[SIGNATURE PAGE TO VOTING AGREEMENT]